EXHIBIT 8.1





                         [Hunton & Williams Letterhead]



                                 July 13, 1998



First Citizens BancShares, Inc.
3128 Smoketree Court
Raleigh, North Carolina  27604

                     FCB/NC CAPITAL TRUST I--EXCHANGE OFFER
                       CERTAIN FEDERAL INCOME TAX MATTERS

Ladies and Gentlemen:

         We have acted as special tax counsel to First Citizens BancShares, Inc. (the "Company") and FCB/NC Capital Trust I (the "Issuer Trust") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of (1) up to $150 million aggregate liquidation amount of the Issuer Trust's 8.05% Capital Securities (the "New Capital Securities"), (2) up to $150 million aggregate principal amount of the Company's 8.05% Junior Subordinated Deferrable Interest Debentures due March 1, 2028 (the "New Debentures"), and (3) the Company's related Guarantee of Capital Securities (the "New Guarantee"). The New Capital Securities, the New Debentures, and the New Guarantee are to be issued in order to effect the exchange of New Capital Securities for a like liquidation amount of the Issuer Trust's outstanding 8.05% Capital Securities.

         We have reviewed copies of (1) the Registration Statement, including the prospectus included therein (the "Prospectus"), and (2) such other documents as we have considered necessary or appropriate as a basis for the opinion set forth below. We have also relied upon, and assumed the accuracy of, certain written representations made to us by the Company. We have further assumed (i) that all documents submitted to us as originals are authentic, (ii) with respect to all documents supplied to us as drafts, that the final, executed versions of such documents are identical in all material respects to the versions most recently supplied to us, and (iii) that each such final version (when executed) is valid and enforceable in accordance with its terms.

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First Citizens BancShares, Inc.
July 13, 1998
Page 2
         Based on the foregoing, we confirm that the statements of law and legal conclusions contained in the Prospectus under the caption "Certain Federal Income Tax Consequences" constitute our opinion, subject to the assumptions, conditions, and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to the matters covered.

         Our representation of the Company in connection with the New Capital Securities is limited solely to that of special tax counsel and, except for our opinion as to certain federal income tax matters as set forth in the preceding paragraph, we express no opinion on any tax or other legal matter. This opinion is solely for your benefit and may not be distributed to or relied upon by any other person without our prior written consent. We do not undertake to advise you of any changes in our opinion expressed herein (or under the caption "Certain Federal Income Tax Consequences" in the Prospectus) resulting from matters that might hereafter arise or be brought to our attention.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                     Very truly yours,



                                                     HUNTON & WILLIAMS

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First Citizens BancShares, Inc.
July 13, 1998
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